UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2007

AMISH NATURALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50662	98-0377768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6399 State Route 83, Holmesville, Ohio 44633
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 674-0998

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Officer

On May 7, 2007, Troy Treangen was appointed as our Executive Vice President and Chief Operating Officer. Except for the employment agreement that we entered with Mr. Treangen when he became our Vice President for Technical Services in January 2007 and the options to purchase shares of our common stock that we contemporaneously granted to him, Mr. Treangen has never entered into a transaction with us in which he had, or would have, a material direct or indirect interest and there are no material plans, contracts, or arrangements with us in which he is participating. Mr. Treangen is not related to any (i) of our directors or executive officers, (ii) persons nominated or chosen by us to become directors or executive officers, (iii) beneficial owner of more than 5% of our securities, or (iv) immediate family members to any such persons.

Until his promotion on May 7, 2007, Mr. Treangen had served as our Vice President for Technical Services since January 2007. From March 2005 to December 2006, he served as Director of Sales Technology and Reporting for ConAgra Foods at its headquarters in Omaha, Nebraska, where he directed software, hardware, and technical solutions for its $13 billion sales group, and from May 2004 to March 2005, he served as its Manager of Sales Technology and Reporting. From November 2002 to May 2004, he was employed as an I.T. Manager for ConAgra Refrigerated Food Group, a $3 billion subsidiary of ConAgra Foods in its Downers Grove, Illinois, facility, and from November 2001 to November 2002, he served as its Sales Operations Manager.

We issued our press release announcing this appointment on May 8, 2007. A copy of that release is attached as Exhibit 99.1 and is incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Exhibit
99.1	Amish Naturals, Inc. press release dated May 8, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2007	AMISH NATURALS, INC.

	By:	/s/ David C. Skinner, Sr.
David C. Skinner, Sr.
President and Chief Executive Officer

Exhibit Index

Exhibit	Description of Exhibit
99.1	Amish Naturals, Inc. press release dated May 8, 2007.